Exhibit 99.1

Tilly’s, Inc. Announces Third Quarter Fiscal 2016 Results
Introduces Fourth Quarter Fiscal 2016 Outlook
Third Quarter Net Sales of $152.1 Million; Comp Store Sales Increased 4.4%
Third Quarter Net Income per Diluted Share of $0.22

Irvine, CA – November 30, 2016 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the third quarter (thirteen weeks) and first nine months (39 weeks) of fiscal 2016 ended October 29, 2016.

“We are encouraged by the 4.4% comp increase we delivered in the third quarter on top of last year's 3.9% increase," stated Ed Thomas, President and Chief Executive Officer. "A promising Black Friday weekend and Cyber Monday have us off to a decent start to the fourth quarter, and we believe our merchandise assortment is well positioned for the holiday season. We remain focused on improving profitability for the long term."

Third Quarter Results Overview
The following comparisons refer to operating results for the third quarter of fiscal 2016 versus the third quarter of fiscal 2015 ended October 31, 2015:

•	Total net sales were $152.1 million, a 7.3% increase from $141.7 million last year.

•	Comparable store sales, which include e-commerce sales, increased 4.4%. Comparable store sales increased 3.9% in the third quarter last year.

•
Gross margin, or gross profit as a percentage of net sales, was flat at 31.5% compared to last year. A 110 basis point increase due to lower buying, distribution and occupancy costs was offset by a 110 basis point decline in product margins from increased markdowns.

•
Selling, general and administrative expenses ("SG&A") were $37.3 million, a decrease of $2.0 million from $39.3 million last year. As a percentage of net sales, SG&A improved 320 basis points to 24.5% from 27.7% last year. The combination of more efficient marketing spend, lower non-cash store impairment charges, corporate payroll savings, and several other smaller expense reductions resulted in 240 basis points of this improvement. The remaining 80 basis points of improvement was attributable to severance obligations of $1.1 million recorded in last year's results.

•
Operating income was $10.7 million, or 7.0% of net sales, compared to $5.4 million, or 3.8% of net sales, last year. The 320 basis point increase in our operating margin was primarily attributable to the reductions in SG&A noted above.

•	Our effective tax rate was 40.4% compared to 48.0% last year. Last year's tax rate was higher primarily due to increased discrete items related to restricted stock and stock option expirations.

•	Net income was $6.4 million, or $0.22 per diluted share, compared to $2.8 million, or $0.10 per diluted share, last year.

First Nine Months Results Overview
The following comparisons refer to operating results for the first nine months of fiscal 2016 versus the first nine months of fiscal 2015 ended October 31, 2015:

•	Total net sales were $408.7 million, an increase of 4.3% from $391.9 million last year.

•	Comparable store sales, which include e-commerce sales, increased 0.7%. Comparable store sales increased 2.1% for the same time period last year.

•
Gross margin, or gross profit as a percentage of net sales, was 29.2% compared to 29.9% last year. This 70 basis point decrease was attributable to a decline in product margins as a result of increased markdowns.

•
SG&A was $110.5 million, an increase of $1.8 million from $108.7 million last year. As a percentage of net sales, SG&A improved 70 basis points to 27.0% from 27.7% last year. The combination of more efficient marketing spend, lower stock-based compensation, and corporate payroll savings resulted in 40 basis points of this improvement. The remaining 30 basis points of improvement was attributable to severance obligations of $1.1 million recorded in last year's results.

•	Operating income was $8.9 million, an increase of $0.3 million from $8.6 million last year. Operating margin was flat at 2.2% of net sales compared to last year.

•	Income tax expense was $4.1 million, or 44.5% of pre-tax income, compared to $4.0 million, or 46.2% of pre-tax income, last year.

•	Net income was $5.1 million, or $0.18 per diluted share, compared to $4.7 million, or $0.16 per diluted share, last year.

Balance Sheet and Liquidity
As of October 29, 2016, the Company had $105 million of cash and marketable securities and no debt outstanding under its revolving credit facility. This compares to $76 million of cash and marketable securities and no debt outstanding as of October 31, 2015.

Fourth Quarter 2016 Outlook
Based on current trends, the Company expects fourth quarter comparable store sales to be in the range of flat to +2%, operating income to be in the range of $7.5 million to $9.5 million, and earnings per diluted share to be in the range of $0.15 to $0.20 compared to $0.10 for the fourth quarter of fiscal 2015. This assumes an anticipated effective tax rate of approximately 40% and weighted average diluted shares of approximately 28.7 million.

Conference Call Information
A conference call to discuss the financial results is scheduled for today, November 30, 2016, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until December 14, 2016, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13649242. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tillys is headquartered in Irvine, California and, as of October 29, 2016, operated 225 stores and its website, www.tillys.com.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 30, 2016, including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value and per share data)
(unaudited)

	October 29, 2016	January 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$43,382	$51,020
Marketable securities	61,915	49,932
Receivables	5,873	5,397
Merchandise inventories	65,016	51,357
Prepaid expenses and other current assets	9,965	9,071
Total current assets	186,151	166,777
Property and equipment, net	93,206	99,026
Other assets	5,414	4,948
Total assets	$284,771	$270,751
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,613	$16,022
Accrued expenses	22,017	18,901
Deferred revenue	6,247	8,174
Accrued compensation and benefits	5,480	5,751
Current portion of deferred rent	6,146	6,106
Current portion of capital lease obligation	899	858
Total current liabilities	67,402	55,812
Long-term portion of deferred rent	36,940	40,891
Long-term portion of capital lease obligation	155	835
Total long-term liabilities	37,095	41,726
Total liabilities	104,497	97,538
Stockholders’ equity:
Common stock (Class A), $0.001 par value; October 29, 2016 - 100,000 shares authorized, 12,672 shares issued and outstanding; January 30, 2016 - 100,000 shares authorized, 12,305 shares issued and outstanding	13	12
Common stock (Class B), $0.001 par value; October 29, 2016 - 35,000 shares authorized, 15,879 shares issued and outstanding; January 30, 2016 - 35,000 shares authorized, 16,169 shares issued and outstanding	16	16
Preferred stock, $0.001 par value; October 29, 2016 and January 30, 2016 - 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	135,469	133,550
Retained earnings	44,719	39,613
Accumulated other comprehensive income	57	22
Total stockholders’ equity	180,274	173,213
Total liabilities and stockholders’ equity	$284,771	$270,751

Tilly’s, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net sales	$152,106	$141,692	$408,736	$391,905
Cost of goods sold (includes buying, distribution, and occupancy costs)	104,137	97,051	289,343	274,616
Gross profit	47,969	44,641	119,393	117,289
Selling, general and administrative expenses	37,302	39,254	110,460	108,669
Operating income	10,667	5,387	8,933	8,620
Other income, net	103	21	270	40
Income before income taxes	10,770	5,408	9,203	8,660
Income tax expense	4,353	2,594	4,097	4,003
Net income	$6,417	$2,814	$5,106	$4,657
Basic earnings per share of Class A and Class B common stock	$0.23	$0.10	$0.18	$0.16
Diluted earnings per share of Class A and Class B common stock	$0.22	$0.10	$0.18	$0.16
Weighted average basic shares outstanding	28,482	28,408	28,456	28,305
Weighted average diluted shares outstanding	28,527	28,419	28,476	28,403

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended
	October 29, 2016	October 31, 2015
Cash flows from operating activities
Net income	$5,106	$4,657
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,498	16,991
Stock-based compensation expense	1,995	3,313
Impairment of assets	1,963	1,721
Loss on disposal of assets	6	245
Gain on sales and maturities of marketable securities	(164)	(96)
Deferred income taxes	(298)	(733)
Excess tax benefit from stock-based compensation	—	(95)
Changes in operating assets and liabilities:
Receivables	(476)	(1,809)
Merchandise inventories	(13,659)	(18,603)
Prepaid expenses and other assets	(1,084)	(932)
Accounts payable	10,667	1,401
Accrued expenses	4,144	3,110
Accrued compensation and benefits	(271)	(1,633)
Deferred rent	(3,911)	729
Deferred revenue	(1,927)	(1,863)
Net cash provided by operating activities	19,589	6,403
Cash flows from investing activities
Purchase of property and equipment	(14,794)	(17,491)
Proceeds from sale of property and equipment	43	7
Purchases of marketable securities	(81,762)	(49,927)
Maturities of marketable securities	70,000	55,000
Net cash used in investing activities	(26,513)	(12,411)
Cash flows from financing activities
Proceeds from exercise of stock options	24	3,094
Payment of capital lease obligation	(639)	(600)
Taxes paid in lieu of shares issued for stock-based compensation	(99)	(35)
Excess tax benefit from stock-based compensation	—	95
Net cash (used in) provided by financing activities	(714)	2,554
Change in cash and cash equivalents	(7,638)	(3,454)
Cash and cash equivalents, beginning of period	51,020	49,789
Cash and cash equivalents, end of period	$43,382	$46,335

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beg of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2015 Q3	216	4	—	220	1,681
2015 Q4	220	6	2	224	1,704
2016 Q1	224	—	—	224	1,704
2016 Q2	224	2	1	225	1,713
2016 Q3	225	1	1	225	1,716

Investor Relations Contact:
Michael Henry, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com